Butamax™ Advanced Biofuels LLC

A joint venture between BP and DuPont

Media Contact:
Mark Buse 202-494-6616
Mark.Buse@butamax.com

Butamax and Highwater Ethanol Break Ground on Biobutanol Retrofit Project Including Installation of Novel Corn Oil Separation Technology

WILMINGTON, Del., October 2, 2013 - Butamax™ Advanced Biofuels LLC, the leading biobutanol technology company, and Highwater Ethanol LLC, a leading producer of first generation ethanol, have begun to retrofit Highwater's ethanol plant in Lamberton, Minnesota for the production of biobutanol. Butamax's cutting edge technology package will include the installation of novel corn oil separation technology. Butamax and Highwater have entered into definitive agreements for license of Butamax's patented corn oil separation technology, which is an integral part of a full retrofit to biobutanol production and can also be installed independently as a first phase of the conversion.

Installation of the patent protected Butamax separation system has already commenced with commercial production expected this winter.

Butamax CEO Paul Beckwith said "This is an important milestone for Butamax and its partners. We formulated a strategy to provide the most advanced technology to improve current biofuel production, offer better co-product profiles, and pave the way for near-term, large-scale isobutanol production. Today, our vision is becoming reality."

Highwater Ethanol CEO, Brian Kletscher stated, "We investigated other options for corn oil recovery, but we had the advantage of seeing the Butamax system first-hand and we were impressed with what we saw. Not only was the production class leading, but the expertise Butamax assembled is unparalleled, including experts from BP, DuPont and Fagen. We are very excited to execute this stage and move to negotiations for biobutanol production."

Beckwith added, "We have spent significant time and energy building the right team and developing and protecting the right technology. We could not be more excited about the next steps towards a whole new biofuels industry."

Additionally, Butamax has reached agreement with Fagen Inc. for the engineering, procurement, and construction (EPC) of this project and as part of Butamax's vision for roll-out of its full biobutanol production technology.

About Butamax

Butamax™ Advanced Biofuels, LLC was formed to develop and commercialize biobutanol as a next generation renewable biofuel for the transport market. The company benefits from the synergy of DuPont's proven industrial biotechnology experience and BP's global fuels market knowledge. Butamax's proprietary technology offers a cost-advantaged manufacturing process for isobutanol with value from field to pump. For more information about Butamax's biobutanol technology and patent portfolio, visit www.butamaxpatents.com.

About Highwater Ethanol

Highwater Ethanol, LLC based in Lamberton, MN began ethanol production in 2009 with a nameplate capacity of 50 million gallons a year of denatured ethanol. In support of the local agricultural community, the facility provides nearly 141,000 tons of DDGS and utilizes 19 million bushels of corn a year. The company places a high value on contributing to the economic growth of the region and employs 40 people. For more information, visit www.highwaterethanol.com.

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